EXHIBIT 10A(16)1
                           EMPLOYMENT AGREEMENT


          THIS AGREEMENT is entered into this 10th day of August, 1995 by and between Atlantic Energy, Inc., a New Jersey corporation (the "Company"), and Jerrold L. Jacobs (the
"Executive").

          In consideration of the premises and mutual covenants herein contained, it is hereby agreed by and between the Company and the Executive as follows:

          1. Term of Agreement. (a) Employment Period. The term of this Agreement shall commence on the date hereof (the "Effective Date") and shall continue until the second anniversary of the Effective Date (the "Employment Period"); provided, however, that the Employment Period shall be automatically renewed for two years unless either party shall send the other written notice of its intention to terminate the agreement at the end of such Employment Period one year prior to the end of such Employment Period; and, provided, further, that upon the occurrence of a Change of Control, the Employment Period shall become three years and shall commence on the date of the Change of Control, and shall thereafter be automatically renewed for two years unless either party shall send the other written notice of its intention to terminate the agreement one year prior to the end of the then current Employment Period.

          (b) Consulting Period. Notwithstanding the foregoing, in the event that the Executive elects to retire at any time on or after December 1, 1996 (the "Retirement Date") he may, at his election, enter into a consulting arrangement with the Company commencing on the day after the Retirement Date and ending on the second anniversary thereof (the "Consulting Period"). The rights and obligations of the parties during the Consulting Period are set forth on Exhibit A hereto.


          2. Place of Employment. The Executive's services during the Employment Period shall be performed primarily at the principal offices of the Company in Egg Harbor Township, New Jersey. The Executive shall be furnished with a suitable office and such other facilities and services as he may reasonably require in performing his obligations under this Agreement.

          3.  Employment Obligations.

          (a) Position and Duties. The Company hereby agrees to employ the Executive as its President and Chief Executive Officer and as the Chairman and Chief Executive Officer of Atlantic City Electric Company ("Electric") for the Employment Period. The Executive shall exercise his reasonable best efforts in furtherance of, and shall devote substantially all of his working time and attention to the affairs of the Company and its affiliates, and shall perform such duties and services as may reasonably be assigned to him by, and shall report directly to the Board of Directors of the Company (the "Board").


          (b) Business Time. From and after the Effective Date, the Executive agrees to devote his full business time during normal business hours to the business and affairs of the Company and to use his best efforts to perform faithfully and efficiently the responsibilities assigned to him hereunder, to the extent necessary to discharge such responsibilities, except for (i) time spent in managing his personal, financial and legal affairs and serving on corporate, civic or charitable boards or committees on which he served prior to the Effective Date, in each case only if and to the extent not substantially interfering with the performance of such responsibilities, and (ii) periods of vacation and sick leave to which he is entitled. It is expressly understood and agreed that the Executive's continuing to serve on any boards and committees on which he is serving or with which he is otherwise associated immediately preceding the Effective Date which is not in violation of any Company policy shall not be deemed to interfere with the performance of the Executive's services to the Company. In addition, the Executive may commence service as a director of other corporations or organizations after the Effective Date upon approval by the Board which, in the judgment of the Board, will not present any conflict of interest with the Company or any subsidiary or affiliate thereof, and which would not affect the performance of Executive's duties pursuant to this Agreement, which approval shall not be unreasonably withheld; provided, however, that the Executive shall neither (a) become an officer or director of (i) another entity which has or will have the status of a public utility under the Federal Power Act, or any successor act, (ii) any bank, trust company, banking association or firm that is authorized by law to underwrite or participate in the marketing of securities of a public utility, or (iii) any company supplying electrical equipment to the Company, nor (b) accept any such position and commence the performance of any duties or services in such capacity (an "Interlock"), unless the Executive shall have first
(x) furnished the Board with at least thirty (30) days prior written notice of his intention to create such Interlock and (y) secured, if the Board shall request that such action be taken, any necessary authorization for such Interlock, in form and substance satisfactory to the Board, from the Federal Energy Regulatory Commission, or successor regulatory agency, pursuant to Section 305(b) of the Federal Power Act, or any supplement or amendment thereto.

     4. Compensation. (a) Base Salary. During the Employment Period, the Executive shall receive a base salary ("Base Salary") at an annual rate at least equal to the annual salary paid to the Executive by the Company and any of its affiliated companies immediately prior to the Effective Date. The Base Salary shall be reviewed at least once each year after the Effective Date, and may be increased (but not decreased) at any time and from time to time by action of the Board or any committee thereof or any individual having authority to take such action in accordance with the Company's regular practices. Once increased, any reference to Base Salary herein shall be a reference to such increased amount. Neither the Base Salary nor any increase in Base Salary after the Effective Date shall serve to limit or reduce any other obligation of the Company hereunder.

          (b) Annual Bonus. During the Employment Period, in addition to the Base Salary, for each fiscal year of the Company ending during the Employment Period, the Executive shall have the opportunity to receive an annual bonus ("Annual Bonus Opportunity"), based on the achievement of target levels of performance. Without limiting the generality of the foregoing, following any Change of Control (as defined hereinafter), the amount actually payable to the Executive as an annual bonus shall not be less than an amount equal to the higher of the bonus paid to the Executive for the most recently ended fiscal year of the Company or the target bonus for the then current fiscal year (the "Minimum Bonus Amount"). Any amount payable in respect of the Annual Bonus Opportunity or the Minimum Bonus Amount shall be paid no later than sixty (60) days after the close of the fiscal year for which the amount (or prorated portion) is earned or awarded, unless electively deferred by the Executive pursuant to any deferral programs or arrangements that the Company may make available to the Executive.

          (c) Long-term Incentive Compensation Programs and Equity Programs. During the Employment Period, the Executive shall participate in all long-term incentive compensation programs and equity programs for key executives at a level that is commensurate with the Executive's participation in such plans immediately prior to the Effective Date, or, if more favorable to the Executive, at the level made available to the Executive or other similarly situated executive officers of the Company and its affiliated companies at any time thereafter, it being understood that as of the Effective Date all of the Executive's options now or hereafter granted under such plans shall be exercisable, by the Executive or his beneficiary, until the later of (i) December 31, 1999, or (ii) the date set forth in the plan or the operative option agreements.

          (d) Benefit Plans. During the Employment Period, the Executive (and, to the extent applicable, his dependents) shall be entitled to participate in or be covered under all pension, retirement, supplemental retirement or excess benefit (collectively, the "Supplemental Retirement Benefits"), deferred compensation, savings, medical, dental, health, disability, group life, accidental death and travel accident insurance plans and programs of the Company and its affiliated companies at a level that is commensurate with and provides the same level and quality of coverage as the Executive's participation in such plans immediately prior to the Effective Date (except for the Medical Executive Reimbursement Plan (the "MERP"), it being understood that the MERP shall be terminated as of September 30, 1995), or, if more favorable to the Executive, at the level made available to the Executive or other similarly situated executive officers of the Company and its affiliated companies at any time thereafter, it being understood that (I) post-employment medical benefits either under the Company's medical insurance plan, or otherwise, shall be provided by the Company to the Executive and his spouse, Carol Jacobs (the "Spouse"), at a level that is commensurate with and provides the same level and quality of coverage as the Executive and Spouse's participation in such plan immediately prior to the Date of Termination until the later of
(i) the Executive's death or (ii) the Spouse's death; provided, however, that such benefits shall be offset by any medical benefits payable to the Executive or the Spouse under any then applicable state or federal medical plans or programs, and (II) to the extent Board or Company approval is required or to the extent notice by the Executive is required under any plan providing Supplemental Retirement Benefits for any election for form of benefit or timing of payment thereof, such approval is hereby deemed granted and such notice is deemed to have been satisfied. In addition, in the event that the Company adjusts interest rate assumptions or mortality tables used in the calculation of lump sum benefits under the Company's qualified pension plan in order to comply with federal law, Executive's aggregate benefits under the Company's qualified and nonqualified pension plans shall not be less than such benefits would have been if calculated in accordance with the interest rate assumptions and mortality table in effect as of the Effective Date.

          (e) Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the policies and procedures of the Company as in effect from time to time; provided, however, that in no event shall such policies and procedures after the occurrence of a Change of Control be less favorable to the Executive than immediately prior to a Change of Control. Notwithstanding the foregoing, the Company may apply the policies and procedures in effect after the Change of Control date to the Executive, if such policies and procedures are more favorable to the Executive than those in effect immediately prior to the Change of Control date.

          (f)  Vacation and Fringe Benefits.  During the
Employment Period, the Executive shall be entitled to paid vacation and fringe benefits at a level that is commensurate with the paid vacation and fringe benefits available to the Executive immediately prior to the Effective Date, or, if more favorable to the Executive, at the level made available from time to time to the Executive or other similarly situated executive officers at any time thereafter.

          (g) Indemnification. During and after the Employment Period, the Company shall indemnify the Executive and hold the Executive harmless from and against any claim, loss or cause of action arising from or out of the Executive's performance as an officer, director or employee of the Company or any of its subsidiaries or in any other capacity, including any fiduciary capacity, in which the Executive serves at the request of the Company to the maximum extent permitted by applicable law and the Company's Certificate of Incorporation and By-Laws (the "Governing Documents"); provided, however, that in no event shall the protection afforded to the Executive hereunder be less than that afforded under the Governing Documents as in effect im-mediately prior to the Effective Date, or if later, the Change of Control.


          5. Termination. (a) Death, Permanent Disability or Retirement. Subject to the provisions of Section 1 hereof, this Agreement shall terminate automatically upon the Executive's death, Permanent Disability (as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the "Code"), except that a six month period shall be substituted for the twelve month period provided for therein) or voluntary retirement under any of the Company's retirement plans as in effect from time to time, it being understood that the Executive is eligible for voluntary retirement as of the Effective Date.

          (b) Voluntary Termination. Notwithstanding anything in this Agreement to the contrary, the Executive may, upon not less than 60 days' written notice to the Company, voluntarily terminate employment for any reason; provided, however, that any termination by the Executive pursuant to Section 5(d) on account of Good Reason (as defined therein) or voluntary retirement shall not be treated as a voluntary termination under this Section 5(b).

          (c) Cause. The Company may terminate the Executive's employment for Cause. For purposes of this Agreement, "Cause" means (i) willful and continuous failure by Executive to perform his duties under this Agreement (other than resulting from incapacity due to physical or mental illness), (ii) the Executive's conviction or plea of nolo contendere to a felony;
(iii) the Executive's willful engagement in misconduct in connection with employment which results in material damage to the Company's business or reputation; or (iv) material breach of Executive's duties hereunder which result in material damage to the Company's business or reputation, in each of (ii) through
(iv) above, upon 30 days written notice to the Executive, the opportunity for the Executive to be heard by the Board and the good faith determination by at least two-thirds of the Company's non-employee directors that Cause exists; provided, however, that after the occurrence of a Change of Control (as hereinafter defined), "Cause" shall be limited to (ii) through (iv) above.

          (d)  Good Reason.  During the Employment Period,
Executive may terminate his employment for Good Reason. For purposes of this Agreement, "Good Reason" means the occurrence of any of the following, without the express written consent of the
Executive:

            (i   (A) the assignment to the Executive of any
     duties inconsistent with the Executive's position, authority or responsibilities as contemplated by Section 3 of this Agreement, or (B) any other adverse change in such position, including titles, authority or responsibilities;

           (ii   reduction of Executives's base salary or bonus
     opportunities, or any other material breach by the Company of this Agreement;

          (iii   the Company's requiring the Executive to be
     based at any office or location more than 25 miles from that location at which he performed his services specified under the provisions of Section 2 immediately prior to the Change of Control, except for travel reasonably required in the performance of the Executive's responsibilities; or

           (iv   any failure by the Company to obtain the
     assumption and agreement to perform this Agreement by a successor as contemplated by Section 12(b) upon the occurrence of a Change of Control; provided, however, that the successor has had actual written notice of the existence of this Agreement and its terms and an opportunity to assume the Company's responsibilities under this Agreement during a period of 10 business days after receipt of such notice.

          (e) Notice of Termination. Any termination by the Company for Cause or by the Executive for Good Reason shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 13(f). For purposes of this Agreement, a "Notice of Termination" means a written notice given, in the case of a termination for Cause, within 10 business days of the Company's having actual knowledge of the events giving rise to such termination, and in the case of a termination for Good Reason, within 180 days of the Executive's having actual knowledge of the events giving rise to such termination, and which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, and (iii) if the termination date is other than the date of receipt of such notice, specifies the termination date of this Agreement (which date shall be not more than 15 days after the giving of such notice). The failure by the Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of the Executive hereunder or preclude the Executive from asserting such fact or circumstance in enforcing his rights hereunder.

          (f) Date of Termination. For purposes of this Agreement, the term "Date of Termination" means (i) in the case of a termination for which a Notice of Termination is required, the date of receipt of such Notice of Termination or, if later, the date specified therein, as the case may be, and (ii) in all other cases, the actual date on which the Executive's employment terminates during the Employment Period. On or as soon as practicable following the Date of Termination, the Executive shall return to the Company all property of the Company and all copies thereof in the Executive's possession or under his control.


          6.  Obligations of the Company upon Termination.
(a) Death, Permanent Disability or Retirement. If the Executive's employment is terminated during the Employment Period by reason of the Executive's death, Permanent Disability or voluntary retirement, this Agreement shall terminate without further obligations to the Executive or the Executive's legal representatives under this Agreement other than those obligations accrued hereunder at the Date of Termination, and the Company shall pay or provide to the Executive or the Executive's legal representatives under this Agreement the following amounts either in a lump sum or in such other form of payment as is provided or elected by the Executive under the operative plan:

          (i) the Executive's full Base Salary through the Date of Termination (the "Earned Salary");

              (ii) in the event of a termination by reason of death
                    or Permanent Disability only, a cash amount
                    (the
                    "Severance Amount") equal to the sum of

                    (A)  the Executive's annual Base Salary; plus

                    (B)  the Minimum Bonus Amount; multiplied by

                    (C)  a fraction, the numerator of which is
                         the number of full months remaining in
                         the Employment Period, and the
                         denominator of which is twelve.

                    Notwithstanding the foregoing, in the event of termination by reason of Permanent Disability, the Severance Amount shall be reduced by any salary replacement payments received by the Executive under any long-term disability plan sponsored by the Company.

             (iii) the Supplemental Retirement Benefits and the amount otherwise payable to or in respect of the Executive under the Company's otherwise applicable long-term incentive compensation and equity plans and programs (the "Incentive and Equity Amounts") it being understood that, in the event of death or disability, any applicable performance targets thereunder (to the extent not already determined as of the last day of Employment) shall be deemed to have been met for the applicable performance period and that payments thereunder shall be pro-rated as of the last day of the Employment Period; and in the event of a termination by reason of voluntary retirement, then the Supplemental Retirement Benefits and the Incentive and Equity Amounts, the Incentive and Equity Amounts being calculated and payable in accordance with the terms of the underlying plans and payable to the Executive when awards are payable to all other participants in such plans in accordance with the terms thereof, but prorated through the date of such retirement; and

              (iv) an amount (the "Pro-Rated Bonus") equal to the product of (x) times (y), minus (z):

                    (x) the Minimum Bonus Amount;

                    (y) a fraction, the numerator of which is the number of days in the then current calendar year which have elapsed as of the Date of Termination, and the denominator of which is 365;

                    (z) if Executive's termination occurs in the same calendar year as the Change of Control, an amount equal to the amount paid to the Executive under the Company's applicable bonus plan (the "Actual Bonus Payment")

          (v) all vested amounts or benefits owing to the Executive under the Company's otherwise applicable employee benefit plans and programs, including any compensation previously deferred by the Executive (together with any accrued earnings thereon) and not yet paid by the Company and any accrued vacation pay not yet paid by the Company (the "Accrued Obligations").

Any Earned Salary, Severance Amount, Accrued Obligations and Pro-Rated Bonus shall be paid in cash in a single lump sum as soon as practicable (but in no event more than 20 days) following the Date of Termination. Any Incentive and Equity Amounts and Supplemental Retirement Benefits accrued by the Executive shall be payable in accordance with the terms of the underlying plans, it being understood that for purposes of such plans, in the event of a termination by reason of death or Permanent Disability, Executive shall be treated as if he retired on the last day of the Employment Period.

          (b) Cause and Voluntary Termination. If, during the Employment Period, the Executive's employment shall be terminated for Cause or voluntarily terminated by the Executive (other than on account of Good Reason), the Company shall pay the Executive the Earned Salary and the Accrued Obligations (including, but not limited to, the Incentive and Equity Amounts and Supplemental Retirement Benefits, each in accordance with the terms of the underlying plan) in cash in a single lump sum as soon as practicable (but in no event more than 20 days following) the Date of Termination, or in accordance with the terms of the underlying plan.

          (c) Termination by the Company other than for Cause and Termination by the Executive for Good Reason.

     (A) Prior to the Occurrence of a Change of Control.

            (i Payments. If, prior to a Change of Control, the Company terminates the Executive's employment other than for Cause, or the Executive terminates his employment for Good Reason, the Company shall pay to the Executive the following amounts, either in a lump sum or in such other form of payment as is provided or elected by the Executive under the operative plan:

          (A)  the Executive's Earned Salary;

          (B) a cash amount (the "Pre-Change Severance Amount") equal to two multiplied by the sum of

                    (1)  the Executive's annual Base Salary; plus

                    (2)  the Minimum Bonus Amount.

          (C)  the Pro-Rated Bonus;

          (D)  the Incentive and Equity Amounts;

          (E) the Supplemental Retirement Benefits, it being understood that upon the occurrence of a termination under this Section 6(c)(A),
               Executive's vested interest in such benefits shall accelerate; and

          (F)  the Accrued Obligations.

     Any Earned Salary, Pre-Change Severance Amount, Accrued Obligations and Pro-Rated Bonus shall be paid in cash in a single lump sum as soon as practicable (but in no event more than 20 days) following the Date of Termination. The Supplemental Retirement Benefits and Incentive and Equity Amounts shall be payable in accordance with the terms of the underlying plans.

           (ii   Continuation of Benefits.  If, during the
     Employment Period, the Company terminates the Executive's employment other than for Cause, or the Executive terminates employment for Good Reason prior to the occurrence of a Change of Control:

          (A) the Executive (and, to the extent applicable, his dependents) shall be entitled, after the Date of Termination until the earlier of (i) the second anniversary of the Date of Termination, or (ii) the date on which the Executive is covered under any comparable plans of a subsequent employer (the "End Date"), to continue participation (including, but not limited to, vesting and accruals) in all of the Company's employee and executive pension, welfare and fringe benefit plans, it being understood that for purposes of the calculation of Supplemental Retirement Benefits, Final Annual Compensation (as defined in the underlying plans) shall be equal to Final Annual Compensation as of the Date of Termination (the "Benefit Plans"). To the extent any such benefits cannot be provided under the terms of the applicable plan, policy or program, the Company shall provide a comparable benefit under another plan or from the Company's general assets. The Executive's participation in the Benefit Plans will be on the same terms and conditions that would have applied had the Executive continued to be employed by the Company through the End Date;

          (B) the Executive (or, in the event of the Executive's death during such period, the Executive's beneficiary or estate) shall have the right to exercise any outstanding options to purchase shares of Common Stock of the Company then exercisable by the Executive or which would become exercisable in accordance with the applicable option agreement and the applicable equity incentive plan of the Company (such agreements and plans referred to collectively as the "Equity Documents") for the period of time described in
               Section 4(c) after the Date of Termination; and

          (C)  for purposes of the Benefit Plans and the Equity
               Documents, the Executive will be deemed to have terminated employment under mutually satisfactory conditions.


     (B) After the Occurrence of a Change of Control.

          (i) Payments. If, following a Change of Control, the Company terminates the Executive's employment other than for Cause, or the Executive terminates his employment for Good Reason, the Company shall pay to the Executive the following amounts, either in a lump sum or in such other form of payment as is provided or elected by the Executive under the operative plan:

          (A)  the Executive's Earned Salary;

          (B) a cash amount (the "Severance Amount") equal to three times the sum of

                    (1)  the Executive's annual Base Salary; and

                    (2)  the Minimum Bonus Amount;


          (C)  the Pro-Rated Bonus;

          (D) the Incentive and Equity Amounts, all of which shall be fully accelerated and deemed earned, and all applicable performance targets thereunder shall be deemed to have been met upon the occurrence of a Change of Control;

          (E) the Supplemental Retirement Benefits, which shall be determined based on the granting of service credit for a period of three years and, after such credit has been granted, shall be computed based upon the deemed age of the Executive at the end of such three year period, it being understood that upon the occurrence of a Change of Control, Executive's vested interest in such benefits shall accelerate and that for purposes of the calculation of Supplemental Retirement Benefits, Final Annual Compensation (as defined in the underlying plans) shall be equal to Final Annual Compensation as of the Date of Termination; and

          (F)  the Accrued Obligations.

     Any Earned Salary, Severance Amount, Accrued Obligations, and Pro-Rated Bonus shall be paid in cash, or in the case of the Incentive and Equity Amounts, in kind if so provided under the relevant plan, in a single lump sum as soon as practicable (but in no event more than 20 days) following the Date of Termination. The Supplemental Retirement Benefits shall be payable in accordance with the terms of the underlying plans (after giving effect to the acceleration and granting of service credit provided for herein) and the elections of the Executive thereunder.

           (ii   Continuation of Benefits.  If, during the
     Employment Period and after the occurrence of a Change of Control, the Company terminates the Executive's employment other than for Cause, or the Executive terminates his employment for Good Reason:

          (A) the Executive (and, to the extent applicable, his dependents) shall be entitled, after the Date of Termination until the earlier of (i) the third anniversary of the Date of Termination, or (ii) the date on which the Executive is covered under any comparable plans of a subsequent employer (the "End Date"), to continue participation (including, but not limited to, vesting and accruals) in all of the Company's employee and executive pension, welfare and fringe benefit plans, excluding the Supplemental Retirement Benefits (the "Benefit Plans"). To the extent any such benefits cannot be provided under the terms of the applicable plan, policy or program, the Company shall provide a comparable benefit under another plan or from the Company's general assets. The Executive's participation in the Benefit Plans will be on the same terms and conditions that would have applied had the Executive continued to be employed by the Company through the End Date;

          (B) the Executive (or, in the event of the Executive's death during such period, the Executive's beneficiary or estate) shall have the right to exercise any outstanding options to purchase shares of Common Stock of the Company then exercisable by the Executive or which would become exercisable in accordance with the Equity Documents for the period of time described in
               Section 4(c) after the Date of Termination; and

          (C)  for purposes of the Benefit Plans and the Equity
               Documents, the Executive will be deemed to have terminated employment under mutually satisfactory conditions.

          (d) Discharge of the Company's Obligations. Except as expressly provided in the last sentence of this Section 6(d), the amounts payable to the Executive pursuant to this Section 6 following termination of his employment shall be in full and complete satisfaction of the Executive's rights under this Agreement and any other claims he may have in respect of his employment by the Company or any of its Subsidiaries. Such amounts shall constitute liquidated damages with respect to any and all such rights and claims and, upon the Executive's receipt of such amounts, the Company shall be released and discharged from any and all liability to the Executive in connection with this Agreement or otherwise in connection with the Executive's employment with the Company and its Subsidiaries. Nothing in this Section 6(d) shall be construed to release the Company from its commitment to indemnify the Executive and hold the Executive harmless from and against any claim, loss or cause of action arising from or out of the Executive's performance as an officer, director or employee of the Company or any of its Subsidiaries or in any other capacity, including any fiduciary capacity, in which the Executive served at the request of the Company to the maximum extent permitted by applicable law and the Governing Documents.

          (e)  Certain Further Payments by the Company.

            (i   In the event that any amount or benefit paid
     or distributed to the Executive pursuant to this Agreement, taken together with any amounts or benefits otherwise paid or distributed to the Executive by the Company or any affiliated company (collectively, the "Covered Payments"), are or become subject to the tax (the "Excise Tax") imposed under Section 4999 of the Code or any similar tax that may hereafter be imposed, the Company shall pay to the Executive at the time specified in Section 6(e)(v) below an additional amount (the "Tax Reimbursement Payment") such that the net amount retained by the Executive with respect to such Covered Payments, after deduction of any Excise Tax on the Covered Payments and any Federal, state and local income, employment or other tax and Excise Tax on the Tax Reimbursement Payment provided for by this Section 6(e), but before deduction for any Federal, state or local income or employment tax withholding on such Covered Payments, shall be equal to the amount of the Covered Payments.

           (ii   For purposes of determining whether any of the
     Covered Payments will be subject to the Excise Tax and the amount of such Excise Tax,

          (A) such Covered Payments will be treated as "parachute payments" within the meaning of Section 28OG of the Code, and all "parachute payments" in excess of the "base amount" (as defined under Section 28OG(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless, and except to the extent that, in the good faith judgment of the Company's independent certified public accountants appointed prior to the Effective Date or tax counsel selected by such Accountants (the "Accountants"), the Company has a reasonable basis to conclude that such Covered Payments (in whole or in part) either do not constitute "parachute payments" or represent reasonable compensation for personal services actually rendered (within the meaning of Section 28OG(b)(4)(B) of the Code) in excess of the "base amount," or such "parachute payments" are otherwise not subject to such Excise Tax, and

          (B) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of
               Section 28OG of the Code.

          (iii   For purposes of determining the amount of the
     Tax Reimbursement Payment, the Executive shall be deemed to pay:

          (A) Federal income taxes at the highest applicable marginal rate of Federal income taxation for the calendar year in which the Tax Reimbursement
               Payment is to be made, and

          (B) any applicable state and local income taxes at the highest applicable marginal rate of taxation for the calendar year in which the Tax Reimbursement Payment is to be made, net of the maximum reduction in Federal incomes taxes which could be obtained from the deduction of such state or local taxes if paid in such year.

           (iv   In the event that the Excise Tax is subsequently
     determined by the Accountants or pursuant to any proceeding or negotiations with the Internal Revenue Service to be less than the amount taken into account hereunder in calculating the Tax Reimbursement Payment made, the Executive shall repay to the Company, at the time that the amount of such reduction in the Excise Tax is finally determined, the portion of such prior Tax Reimbursement Payment that would not have been paid if such Excise Tax had been applied in initially calculating such Tax Reimbursement Payment, plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. Notwithstanding the foregoing, in the event any portion of the Tax Reimbursement Payment to be refunded to the Company has been paid to any Federal, state or local tax authority, repayment thereof shall not be required until actual refund or credit of such portion has been made to the Executive, and interest payable to the Company shall not exceed interest received or credited to the Executive by such tax authority for the period it held such portion. The Executive and the Company shall mutually agree upon the course of action to be pursued (and the method of allocating the expenses thereof) if the Executive's good faith claim for refund or credit is denied.

          In the event that the Excise Tax is later determined by the Accountants or pursuant to any proceeding or negotiations with the Internal Revenue Service (the "Service") to exceed the amount taken into account hereunder at the time the Tax Reimbursement Payment is made (including, but not limited to, by reason of any payment the existence or amount of which cannot be determined at the time of the Tax Reimbursement Payment), the Company shall make an additional Tax Reimbursement Payment in respect of such excess (plus any interest or penalty payable with respect to such excess) at the time that the amount of such excess is finally determined, such that the net amount retained by the Executive with respect to the Covered Payments, after deduction of any Excise Tax on the Covered Payments and any Federal, state and local income, employment or other tax and Excise Tax on the Tax Reimbursement Payment provided for by this Section, but before deduction for any Federal, state or local income or employment tax withholding on such Covered Payments, shall be equal to the amount of the Covered Payments.

     The Company agrees to reimburse the Executive for reasonable fees and expenses in connection with any audit or assessment by the Service if a claim ("Claim") by the Service arises out of, or results from the treatment by the Service of any payments made by the Company as parachute payments and for the cost of preparing the Executive's income tax returns for the year in which any payment by the Company may be characterized as a parachute payment. The Executive shall notify the Company in writing of any such Claim as soon as practicable but in no event later than ten (10) business days after the Executive is informed of such Claim and shall cooperate with the Company in good faith to effectively contest the Claim. The Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such Claim and the Executive agrees to prosecute such contest as the Company shall determine. Notwithstanding the foregoing, if the Company forgoes further prosecution of such contest, the Executive may elect to continue such prosecution; provided, however, that in no event shall the Company be liable for the fees and expenses in connection with such further prosecution.

            (v   The Tax Reimbursement Payment (or portion
     thereof) provided for in Section 6(e)(i) above shall be paid to the Executive not later than 10 business days following the payment of the Covered Payments; provided, however, that if the amount of such Tax Reimbursement Payment (or portion thereof) cannot be finally determined on or before the date on which payment is due, the Company shall pay to the Executive by such date an amount estimated in good faith by the Accountants to be the minimum amount of such Tax Re-imbursement Payment and shall pay the remainder of such Tax Reimbursement Payment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined, but in no event later than 45 calendar days after payment of the related Covered Payment. In the event that the amount of the estimated Tax Reimbursement Payment exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Executive, payable on the fifth business day after written demand by the Company for payment (together with interest at the rate provided in Section 1274
     (b)(2)(B) of the Code).

7.  Definitions.  (a)  Change of Control.  For purposes of this
Agreement, a "Change of Control" shall be deemed to have occurred:

            (i   when any "person" as defined in Section 3(a)(9)
     of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and as used in Section 13(d) and 14(d) thereof, including a "group" as defined in Section 13(d) of the Exchange Act but excluding the Company and any subsidiary and any employee benefit plan sponsored or maintained by the Company or any subsidiary (including any trustee of such plan acting as trustee), directly or indirectly, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), of securities of the Company representing 20 percent or more of the combined voting power of the Company's then outstanding securities; or

           (ii   when, during any period of 24 consecutive months
     during the Employment Period, the individuals who, at the beginning of such period, constitute the Board (the "Incumbent Directors") cease for any reason other than death to constitute at least a majority thereof; provided, however, that a director who is not a director at the beginning of such 24-month period shall be deemed to have satisfied such 24-month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually (because they were directors at the beginning of such 24-month period) or by prior operation of this Section; or

          (iii) upon the occurrence of a transaction requiring stockholder approval for the acquisition of the Company by an entity other than the Company or a subsidiary through purchase of assets, or by merger, or otherwise.

For purposes of this Section 7, if any of the above occur with respect to Electric while the Executive is employed by Electric, "Company" shall include Electric.

          8. Non-exclusivity of Rights. Except as expressly provided herein, nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor shall anything herein limit or otherwise prejudice such rights as the Executive may have under any other agreements with the Company or any of its affiliated companies, including employment agreements or stock option agreements. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan or program.

          9. Full Settlement. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others whether by reason of the subsequent employment of the Executive or otherwise In the event that the Executive shall in good faith give a Notice of Termination for Good Reason and it shall thereafter be determined that Good Reason did not exist, the employment of the Executive shall, unless the Company and the Executive shall otherwise mutually agree, be deemed to have terminated, at the date of giving such purported Notice of Termination, by mutual consent of the Company and the Executive and, except as provided in the last preceding sentence, the Executive shall be entitled to receive only his Earned Salary and the Accrued Obligations.

          10. Legal Fees and Expenses. If the Executive asserts any claim in any contest (whether initiated by the Executive or by the Company) as to the validity, enforceability or interpretation of any provision of this Agreement, the Company shall pay the Executive's legal expenses (or cause such expenses to be paid) including, without limitation, his reasonable attorney's fees, on a quarterly basis, upon presentation of proof of such expenses in a form reasonably acceptable to the Company.

          11. Confidential Information; Company Property. By and in consideration of the salary and benefits to be provided by the Company hereunder, including the severance arrangements set forth herein, the Executive agrees that:

          (a) Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, (i) obtained by the Executive during his employment by the Company or any of its affiliated companies and
(ii) not otherwise public knowledge (other than by reason of an unauthorized act by the Executive). After termination of the Executive's employment with the Company, the Executive shall not, without the prior written consent of the Company, unless compelled pursuant to an order of a court or other body having jurisdiction over such matter, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.

          (b) Injunctive Relief and Other Remedies with Respect to Covenants. The Executive acknowledges and agrees that the covenants and obligations of the Executive with respect to confidentiality and Company property relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, the Executive agrees that the Company shall
(i) be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) restraining Executive from committing any violation of the covenants and obligations contained in this Section 11 and (ii) have no further obligation to make any payments to the Executive hereunder following any material violation of the covenants and obligations contained in this Section 11. These remedies are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity. In connection with the foregoing provisions of this Section 11, the Executive represents that his economic means and circumstances are such that such provisions will not prevent him from providing for himself and his family on a basis satisfactory to him. In no event shall an asserted violation of the provisions of this Section 11 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

          12. Successors. (a) This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

          (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors. The Company shall require any successor to all or substantially all of the business and/or assets of the Company, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock, or otherwise, by an agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place.

          13. Miscellaneous. (a) Effect of this Agreement on Existing Employment Agreements. Any other agreements between the Executive and the Company or any of its Subsidiaries relating to Executive's employment by any such entity shall be automatically superseded upon the occurrence of the Effective Date, including, but not limited to, that certain Employment Agreement between the parties dated as of February 11, 1993.

          (b) Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New
Jersey, applied without reference to principles of conflict of laws.

          (c) Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be resolved by binding arbitration. The arbitration shall be held in the city of Atlantic City, New Jersey or in the City of Philadelphia, Pennsylvania and except to the extent inconsistent with this Agreement, shall be conducted in accordance with the Voluntary Labor Arbitration Rules of the American Arbitration Association then in effect at the time of the arbitration, and otherwise in accordance with principles which would be applied by a court of law or equity. The arbitrator shall be acceptable to both the Company and the Executive. If the parties cannot agree on an acceptable arbitrator, the dispute shall be heard by a panel of three arbitrators, one appointed by each of the parties and the third appointed by the other two arbitrators.

          (d) Amendments. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

          (e) Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the matters referred to herein. No other agreement relating to the terms of the Executive's employment by the Company, oral or otherwise, shall be binding between the parties unless it is in writing and signed by the party against whom enforcement is sought. There are no promises, representations, inducements or statements between the parties other than those that are expressly contained herein. The Executive acknowledges that he is entering into this Agreement of his own free will and accord, and with no duress, that he has read this Agreement and that he understands it and its legal consequences.

          (f) Notices. All notices and other communications hereunder shall be in writing and shall be given by hand-delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:          at the home address of the
                              Executive noted on the records of
                              the Company


If to the Company:            Atlantic Energy, Inc.
                              6801 Black Horse Pike
                              Pleasantville, New Jersey  08232
                              Attention: Secretary



with a copy to:               Simpson Thacher & Bartlett
                              425 Lexington Avenue
                              New York, York, NY  10019
                              Attention: Alvin H. Brown, Esq.


or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.


          (g) Tax Withholding. The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.


          (h) Severability; Reformation. In the event that one or more of the provisions of this Agreement shall become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby. In the event that any of the provisions of any of Section 11(a) are not enforceable in accordance with its terms, the Executive and the Company agree that such Section shall be reformed to make such Section enforceable in a manner which provides the Company the maximum rights permitted at law.


          (i) Waiver. Waiver by any party hereto of any breach or default by the other party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from any failure by either party hereto to assert its or his rights hereunder on any occasion or series of occasions.


          (j) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.


          (k) Captions. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.


          IN WITNESS WHEREOF, the Executive has hereunto set his hand and the Company has caused this Agreement to be executed in its name on its behalf, and its corporate seal to be hereunto affixed and attested by its Secretary, all as of the day and year first above written.

ATTEST:                          Atlantic Energy, Inc.



                                 By:/S/ J. Michael Galvin, Jr.

     Secretary                           J. Michael Galvin, Jr.
       (Seal)                    Title:  Chairman, Personnel &
                                         Benefits Committee


                                 EXECUTIVE:




                                   J. L. Jacobs

                                 EXHIBIT A
                             CONSULTING TERMS

          (i) Executive shall serve as a consultant to the Company on an exclusive basis and shall furnish advisory and consultative services to the Company, its divisions and subsidiaries including advice and assistance in connection not only with matters then current, but also matters in which Executive participated during and subsequent to the Employment Period in accordance with the instructions of the Board;

          (ii)  Executive shall be entitled to prompt
          reimbursement as vouchers are presented in accordance with the Company's practices for all reasonable business expenses incurred by him in the performance of services during the Consulting Period;

          (iii) The Company shall pay Executive $130,000 annual consulting fee payable annually at the end of each fiscal year;

          (iv) In the event of the occurrence of a Change of Control, the Executive shall be paid in a lump sum as soon as practicable thereafter (but in no event more than 20 days thereafter) an amount equal to his consulting fee for the balance of the Consulting Period;

          (v) In the event that the Executive dies prior to the end of the Consulting Period, the Company shall pay the Executive's legal representatives under this Agreement in a lump sum as soon as practicable thereafter (but in no event more than 20 days thereafter) an amount equal to the Executive's consulting fee for the balance of the Consulting Period;

          (vi) During the Consulting Period, Executive shall be treated by the Company as an independent contractor for all purposes, and is therefore not entitled to participate in the Company's employee benefit plans, programs or arrangements, (except to the extent such participation is attributable to service rendered prior to or during the Employment Period).

                    SUPPLEMENT TO EMPLOYMENT AGREEMENT
                                  BETWEEN
                ATLANTIC ENERGY, INC. and JERROLD L. JACOBS
                           Dated August 10, 1995


     THIS AGREEMENT SUPPLEMENT is entered into this 10th day of August, 1995 by and between ATLANTIC ENERGY, INC., a New Jersey corporation (the "Company") and JERROLD L. JACOBS (the "Executive") and is a supplement to that Employment Agreement dated the same date hereof (the "Employment Agreement").
     In consideration of the mutual promises and covenants herein contained and as contained in the Employment Agreement, the adequacy and sufficiency of which is deemed by the parties to be fair and reasonable and to constitute due consideration, the Company and the Executive hereby agree as follows:
     1. Capitalized Terms. Capitalized terms, when used herein, shall have the same meaning as in the Employment Agreement.
     2. Agreement Not To Compete. The Executive hereby represents, covenants and warrants to the Company that, for a period of one (1) year following the Date of Termination Executive shall not undertake any activity, employment, task or assignment, whether through ownership, employment, consulting arrangement or otherwise, with any person or entity engaged in any business activity in competition with the Company or any of its subsidiaries or affiliates. This covenant not to compete is limited to the geographic area which, as of the date of this Agreement Supplement, comprises the Pennsylvania-New Jersey-Maryland Interconnection area and is also intended to include the southeastern portion of the State of New York which lies south of the northern most boundary line of the Commonwealth of Pennsylvania.
          It is the intent of this covenant not to compete that the Executive will not, during the one year period following Date of Termination and within the geographical limits hereinabove described, directly or indirectly engage, participate or make any financial investments in, or become employed by or render (whether or not for compensation) any consulting, advisory or other services to or for the benefit of any person, firm or corporation, or otherwise engage in any business activity which directly or indirectly competes with any of the business operations or activities in which the Company or any of its subsidiaries or affiliates is engaged as of the Date of Termination, nor any business in which the Company or any of its subsidiaries or affiliates is actively engaged in pursuing or developing as of the Date of Termination.
          Nothing contained herein is intended to restrict the Executive from making any investments in any corporation, partnership or other business enterprise whose outstanding capital stock or other equity interests are listed or admitted to unlisted trading privileges on a national securities exchange or included for quotation through an inter-dealer quotation system of a registered national securities association, provided that such investment (i) represents less than five percent (5%) of the aggregate outstanding capital stock or other equity interests of such corporation, partnership or business enterprise and (ii) does not otherwise provide Executive or any affiliate of Executive with the right or power (whether or not exercised) to influence, direct or cause the direction of the management policies and/or affairs of any such business or enterprise which is or might directly or indirectly compete with any business, operations or activities of the Company or any of its subsidiaries and affiliates.

     IN WITNESS WHEREOF, intending to be legally bound the Executive has hereunto set his hand and the Company has caused this Agreement to be executed in its name on its behalf, and its corporate seal to be hereunto affixed and attested by its Secretary, all as of the day and year first above written.

ATTEST:                       ATLANTIC ENERGY, INC.
(Seal)

____________________________
BY:______________________________
                                   J. Michael Galvin, Jr.
                              Chairman, Personnel & Benefits
Committee

                              BY:  /s/ J. L. Jacobs
                                       J. L. Jacobs
                              President & Chief Executive Officer

                              EXECUTIVE:

                              /s/ J. L. Jacobs
                                  J. L. Jacobs